FORTRESS FINANCIAL GROUP, INC. – 25% STOCK DIVIDEND

Company confirms change to the “Pay Date” for its 25% Stock Dividend

NEW YORK, NY, December 5, 2007, Fortress Financial Group, Inc. (PINKSHEETS: FFGO) announced that it had authorized a 25% Stock Dividend to its stockholders.

The Company announced on December 4, 2007 that the “Pay Date” for this Stock Dividend was Tuesday December 18, 2007. This was incorrect. The “Pay Date”, is in fact, Monday December 17, 2007.

The Company has received notification from Nasdaq Market Operations, that the “Record Date” for this Stock Dividend will be Monday December 10, 2007.

Stockholders’ accounts, at their Brokers, will be electronically credited with these Stock Dividend shares of the Company’s Common Stock on the “Pay Date”, being Monday December 17, 2007.

Stockholders will only be eligible to receive this 25% Stock Dividend, if they are they stockholders on or before the “Record Date”, being Monday December 10, 2007.

The Company will be filing a Form 8-K with the SEC, today, to this effect.

About Fortress Financial Group, Inc.

Fortress Financial Group, Inc. (formerly Great West Gold, Inc.), was a gold mining exploration stage company, engaged in the acquisition and exploration of mining properties in the United States. The Company retained these Gold Mining Exploration interests as portfolio assets; as it intended to extract value from these assets through a future “spin off” or a sale. The Company has disposed of its interests in the “Ambassador”, “Golden Eagle” and “Mockingbird” Gold Mining Exploration properties to Hunt Gold Corporation (PINKSHEETS : HGLC); and holds approximately 48% of Hunt Gold Corporation shares of outstanding Common Stock, as an investment.

The Company retains it interest in the “South Copperstone”, and “Bouse” Gold Mining Exploration properties, at this time.

Fortress Financial Group, Inc. is now primarily engaged in the issuing and marketing of prepaid debit and credit card and related payment solution activities.

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected," "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in a companies' annual report on Form 10-K or 10-KSB and other filings made by such company with the SEC.

Contact:-

Fortress Financial Group, Inc.

investor@fortfinancegroup.com

Tel: + 1-914-462-3475